EXHIBIT 16.1 TO FORM 8-K

August 21, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated August 21, 2015, of AcelRx Pharmaceuticals, Inc. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP